UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2025

Commission File Number 001-38103

JANUS HENDERSON GROUP PLC

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	98-1376360
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

201 Bishopsgate	EC2M3AE
London, United Kingdom	(Zip Code)
(Address of principal executive offices)

+44 (0) 20 7818 1818

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.50 Per Share Par Value	JHG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Employment Agreement with Chief Executive Officer

On May 9, 2025, Janus Henderson Group plc (the “Company”) entered into an employment agreement, effective May 12, 2025, with Ali Dibadj, the current Chief Executive Officer (“CEO”) of the Company (the “CEO Employment Agreement”). The CEO Employment Agreement supersedes and replaces Mr. Dibadj’s Offer Letter of Employment and Severance Rights Agreement, each dated March 23, 2022 (the “Prior Agreements”), both of which were scheduled to expire before the end of June 2025. Our Board views Mr. Dibadj as the most appropriate person to continue to lead Janus Henderson and, therefore, the Company entered into the new CEO Employment Agreement with the goal of retaining him for the next five years.

Pursuant to the CEO Employment Agreement, Mr. Dibadj will be paid an annual base salary of $725,000, and he will continue to be eligible to participate in the Company’s discretionary variable compensation program. The CEO Employment Agreement provides for Mr. Dibadj’s annual Target Variable Compensation for 2025 to be $12,775,000.  Consistent with prior practice, the variable compensation remains performance-based, and the actual amount earned will be dependent on the level of achievement of applicable goals, which may include a combination of individual and Company-related performance objectives, each of which shall be determined in good faith by the Human Capital and Compensation Committee of the Board of Directors. The Company expects that, consistent with prior practice, the variable compensation earned will be paid 40% in cash and 60% in deferred equity awards which will be paid 40% in the form of JHG restricted stock units and 60% in the form of performance share units. Mr. Dibadj’s variable compensation will be subject to the Company’s policies related to malus and clawback and will be otherwise generally subject to the standard terms and conditions applicable to equity incentive awards granted to senior executives of the Company.

The CEO Employment Agreement further provides that, as soon as practicable following the effective date of the CEO Employment Agreement, Mr. Dibadj will receive a one-time special award (the “Special Award”) in the form of Company performance share units (“PSUs”) with a target grant date fair market value equal to $12,500,000 and restricted stock units (“RSUs”) with a grant date fair market value equal to $7,500,000. The Special Award is eligible to vest as follows: The PSUs vest on the fifth anniversary of the grant date, subject to Mr. Dibadj’s continued employment with the Company through such date and the achievement of the Total Shareholder Return (“TSR”) hurdles prior to such date. The payout scale with respect to the PSUs ranges from a payout of 0% if the cumulative TSR is less than 50% to a payout of 200% of target if the cumulative TSR is at least 150%. The RSUs also vest on the fifth anniversary of the grant date, subject to Mr. Dibadj’s continued employment with the Company through such date. The Board of Directors believes that the Special Award, particularly the heavy emphasis on PSUs, further aligns the CEO’s interests with those of the Company’s shareholders by incentivizing the creation of significant shareholder value and enabling our CEO to share in that value creation. Additionally, the Board of Directors believes that, by both rewarding the CEO for creating that value and requiring five years of service as a vesting condition, this Special Award greatly enhances the Company’s ability to retain Mr. Dibadj.

The CEO Employment Agreement also contains severance protections consistent with the prior Severance Rights Agreement. Pursuant to the terms of the applicable award agreements, the Special Award will forfeit on Mr. Dibadj’s termination of employment by the Company for any reason (other than due to death or disability) except that if Mr. Dibadj’s employment is terminated by the Company without Cause or he resigns for Good Reason following a change in control of the Company, the Special Award will fully vest with performance measured as of the date of the change in control assuming the greater of target and actual performance; provided that, if a change in control of the Company occurs prior to the first anniversary of the grant date and Mr. Dibadj remains in the role of CEO and the Special Award is assumed or replaced with an award of substantially the same value and terms (other than with respect to performance metrics), the Special Award will be forfeited. The severance entitlements under the CEO Employment Agreement and the Special Award are subject to the execution of a general release of claims in favor of the Company and continued compliance with post-termination restrictive covenants. The Special Award will also be subject to the Company’s policies related to malus and clawback.

The preceding descriptions of the CEO Employment Agreement and Special Award are summaries of their material terms, do not purport to be complete, and are qualified in their entirety by reference to the CEO Employment Agreement and the applicable award agreements that govern the Special Award, copies of which will be filed with the Company’s next Quarterly Report on Form 10-Q and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith.

Exhibit Number	Description

104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Henderson Group plc

Date: May 9, 2025	By:	/s/ Roger Thompson
Roger Thompson
Chief Financial Officer

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